Exhibit 10.9

Execution Copy

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

December 17, 2008

This First Amended and Restated Employment Agreement (“Agreement”) replaces and supersedes in its entirety the Employment Agreement that was executed on November 22, 2006, and is entered into by and between LINN OPERATING, INC., a Delaware corporation (the “Company”), and MARK E. ELLIS (the “Employee”) as of the date first set forth above (the “Effective Date”) on the terms set forth herein.  LINN ENERGY, LLC, a Delaware limited liability company, and the one hundred percent (100%) parent of the Company (“Linn Energy”), is joining in this Agreement for the limited purposes of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Linn Energy the employer of the Employee for any purpose.

Accordingly, the parties, intending to be legally bound, agree as follows:

1.           Position and Duties.

1.1            Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), the Employee will serve each of the Company and Linn Energy as the President & Chief Operating Officer. In such capacity, the Employee will report to Linn Energy’s and the Company’s Chairman & Chief Executive Officer or directly to the Board of Directors and otherwise will be subject to the direction and control of the Board of Directors of Linn Energy (including any committee thereof, the “Board”), and the Employee will have such duties, responsibilities and authorities as may be assigned to him by the Chairman of the Board or the Board from time to time and otherwise consistent with such position in a publicly traded company comparable to Linn Energy which is engaged in natural gas and oil acquisition, development and production.

1.2            Duties. During the Employment Term, the Employee will devote substantially all of his full working time to the business and affairs of the Company and Linn Energy, will use his best efforts to promote the Company’s and Linn Energy’s interests and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Employee may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company or to Linn Energy, as applicable. The Employee will comply with the Company’s and Linn Energy’s policies, codes and procedures, as they may be in effect from time to time, applicable to

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executive officers of the Company and Linn Energy.  Subject to the preceding sentence, the Employee may, with the prior approval of the Board in each instance, engage in other business and charitable activities, provided that such charitable and/or other business activities do not violate Section 7, create a conflict of interest or the appearance of a conflict of interest with the Company or Linn Energy or materially interfere with the performance of his obligations to the Company or Linn Energy under this Agreement.

1.3            Place of Employment. The Employee will perform his duties under this Agreement at the Company’s offices in Houston, Texas, with the likelihood of substantial business travel.

2.           Term of Employment.

The term of the Employee’s employment by the Company under this Agreement (the “Employment Term”) commenced on the Effective Date and will continue until employment is terminated by either party under Section 5. The date on which the Employee’s employment ends is referred to in this Agreement as the “Termination Date.”  For the purpose of Sections 5 and 6 of this Agreement, the Termination Date shall be the date upon which the Employee incurs a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder.

3.           Compensation.

3.1            Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $400,000 for services rendered to the Company, Linn Energy, and any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices.  The Employee’s Base Salary shall be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

3.2            Bonus Compensation. The Employee will be entitled to receive a guaranteed cash bonus (“Guaranteed Bonus”) payment of not less than one hundred percent (100%) of Employee’s then current Base Salary with respect to the Company’s fiscal year ending December 31, 2008, provided Employee is then employed by Company at that date.  This Guaranteed Bonus shall be paid to the Employee on or before March 14, 2009.  Thereafter, during the Employment Term, the Employee will be entitled to receive incentive compensation in such amounts and at such times as the Board may award to him in its sole discretion under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time (collectively, the “Employee Bonus Plan”).  Under the Employee Bonus Plan, the Board may, in its discretion, set, in advance, an annual target bonus for the Employee, which is currently set as a percentage of Base Salary.  For example, for 2008, the Employee’s target bonus was set at 100% of his Base Salary.  The percentage of the Employee’s Base Salary that the Board designates for the Employee to receive as his annual target bonus under any Employee Bonus Plan, as such percentage may be adjusted upward or downward from time to time in the sole discretion of the Board, or replaced by another methodology of determining Employee’s target bonus, is referred to herein as the Employee’s “Bonus Level Percentage.”  The amount paid to the Employee through application of the Bonus Level Percentage is the Employee’s

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“Bonus Level Amount.”  The “Annual Bonus” is the Bonus Level Amount paid to the Employee in any given year.

3.3            Long-Term Incentive Compensation.

(a)           Initial Grant of Unit Options. As of November 22, 2006, the Employee received an award of non-qualified options to purchase up to fifty thousand (50,000) Units of Linn Energy at a per share exercise price equal to the fair market value of a Unit as of the date of grant, which was awarded under the terms of the Linn Energy, LLC Long-Term Incentive Plan, as it may be in effect from time to time (the “LTIP”).  Provided however, that this initial grant of options has vested or shall vest: (i) one-third (1/3) as of 1/1/2007; (ii) one-third (1/3) as of 1/1/2008; and (iii) one-third (1/3) as of 1/1/2009. Except as explicitly provided in this paragraph, the options will be subject to such other terms and conditions set forth in the applicable option agreement.

(b)           Initial Grant of Restricted Units. As of November 22, 2006, the Employee received a Restricted Unit award in the amount of two hundred thousand (200,000) Units of Linn Energy, which was awarded under the terms of the LTIP. Provided however, that the Initial Grant of Restricted Units has vested or shall vest: (i) one-half (50%) as of 1/1/2007; (ii) one-quarter (25%) as of 1/1/2008; and, (iii) the remaining one-quarter (25%) shall vest as of 1/1/2009.  Except as explicitly provided in this paragraph, the Initial Grant of Restricted Units will be subject to such other terms and conditions set forth in the applicable restricted unit agreement.

(c)           December 2007 Grants of Unit Options.  On December 18, 2007, Employee received an award of non-qualified options to purchase up to fifty thousand (50,000) Units of Linn Energy at a per share exercise price equal to the fair market value of a Unit as of the date of grant, which was awarded under the terms of the LTIP. Each such December 2007 Grant of Unit Options shall vest: (i) one-third (1/3) at the end of twelve (12) months following the award; (ii) one-third (1/3) at the end of twenty four (24) months following the award; and, (iii) the remaining one-third (1/3) at the end of thirty-six (36) months following the date of such award. Except as explicitly provided in this paragraph, the options will be subject to such other terms and conditions set forth in the applicable option agreement.

(d)           December 2007 Grants of Restricted Units.  On December 8, 2007, Employee received a Restricted Unit Award in the amount of one hundred thousand (100,000) Units of Linn Energy, which was awarded under the terms of the LTIP. This grant of Restricted Units has vested or shall vest: (i) one-third (1/3) as of 1/1/2008; (ii) one-third (1/3) as of 1/1/2009; and, (iii) the remaining one-third (1/3) as of 1/1/2010. Except as explicitly provided in this paragraph, all December 2007 Grants of Restricted Units are subject to such other terms and conditions set forth in the applicable restricted unit agreement.

(e)           Future Awards. In addition to the above long-term incentive compensation awards, awards of Unit options, Unit grants, restricted Units and/or other forms of equity-based compensation to the Employee may be made from time to time during the

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Employment Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for executive officers of the Company and Linn Energy established periodically by the Board in its sole discretion.

4.           Expenses and Other Benefits.

4.1            Reimbursement of Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company’s and Linn Energy’s senior executive officers) in performing services under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the Company’s and Linn Energy’s policies as in effect from time to time.  Such reimbursement shall be paid on or before the end of the calendar year following the calendar year in which any such reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Employee fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which the expense was incurred.  Business related expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement, but in no event shall the time period extend beyond the later of the lifetime of Employee or, if longer, 20 years.  The amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year.  In addition, the Employee may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

4.2            Vacation. The Employee will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3            Other Employee Benefits. In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5.           Termination of Employment.

5.1            Death. The Employee’s employment under this Agreement will terminate upon his death.

5.2            Termination by the Company.

(a)           Terminable at Will. The Company may terminate the Employee’s employment under this Agreement at any time with or without Cause (as defined below).

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(b)           Definition of Cause. For purposes of this Agreement, the Company will have “Cause” to terminate the Employee’s employment under this Agreement by reason of any of the following:

(i)           the Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of Linn Energy or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)          the Employee’s repeated intoxication by alcohol or drugs during the performance of his duties;

(iii)         the Employee’s willful and intentional misuse of any of the funds of Linn Energy or its direct or indirect subsidiaries,

(iv)         embezzlement by the Employee;

(v)          the Employee’s willful and material misrepresentations or concealments on any written reports submitted to any of Linn Energy or its direct or indirect subsidiaries;

(vi)         the Employee’s willful and intentional material breach of this Agreement;

(vii)        the Employee’s material failure to follow or comply with the reasonable and lawful written directives of the Board; or

(viii)       conduct constituting a material breach by the Employee of the Company’s then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, (B) the Code of Ethics for Chief Executive Officer and senior financial officers, if applicable, provided that in each case the Employee knew or should have known such conduct to be a breach.

(c)           Notice and Cure Opportunity in Certain Circumstances. The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board shall give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in its reasonable and good faith judgment to constitute “Cause.” If, in the reasonable and good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have thirty (30) days from his receipt of such notice to effect the cure of such circumstances or such breach to the reasonable and good faith satisfaction of the Board.  The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause” referred to above.  Prior to termination for Cause, in those instances where the initial notice of Cause states that the Employee will have an opportunity to cure, the Company shall provide an opportunity for the Employee to be heard by the Board or a Board committee designated by the Board to hear the Employee.  The decision as to whether the Employee has satisfactorily cured the alleged breach shall be made at such meeting.  If, in the

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reasonable and good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such thirty (30) day cure period, such breach will thereupon constitute “Cause” hereunder.

5.3            Termination by the Employee.

(a)           Terminable at Will. The Employee may terminate his employment under this Agreement at any time with or without Good Reason (as defined below).

(b)           Notice and Cure Opportunity. If such termination is with Good Reason, the Employee will give the Company written notice, which will identify with reasonable specificity the grounds for the Employee’s resignation and provide the Company with fifteen (15) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Company more than thirty (30) days after the occurrence of the event that the Employee alleges is Good Reason for his termination hereunder.

(c)           Definition of Good Reason Other Than Upon a Change of Control. For purposes of this Agreement, other than in the event of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (i) a reduction in the Employee’s then current Base Salary; (ii) failure by Company to pay in full on a current basis (A) any of the compensation or benefits described in this Agreement that are due and owing, or (B) any amounts due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of this Agreement by Company; or (iv) a reduction in position or responsibilities that in the reasonable determination of Employee constitutes a substantial reduction in position or responsibilities.

(d)           Definition of Good Reason For Purposes of Change of Control. For purposes of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing, but only if the Termination Date is within six months before or two (2) years after a Change of Control: (i) reduction in either the Employee’s then current Base Salary or Bonus Level Percentage, or both; (ii) failure by the Company to pay in full on a current basis  (A) any of the compensation or benefits described in this Agreement that are due and owing, or (B) any amounts due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of this Agreement by the Company; (iv) a reduction in position or responsibilities that in the reasonable determination of Employee constitutes a substantial reduction in position or responsibilities; or (v) a relocation of the Employee’s primary place of employment to a location more than fifty (50) miles from the Company’s location on the day immediately preceding the Change of Control.

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5.4            Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.7. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (c) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice).

5.5            Disability. If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company will terminate effective on the fifteenth (15th) day after receipt of such notice by the Employee, provided that, within the fifteen (15) days after such receipt, the Employee will not have returned to full-time performance of the Employee’s duties.

“Disability” means the earlier of (a) written determination by a physician selected by the Company and reasonably agreed to by the Employee that the Employee has been unable to perform substantially the Employee’s usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan.

At any time and from time to time, upon reasonable request therefor by the Company, the Employee will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. Any physician selected by Company shall be Board Certified in the appropriate field, shall have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three (3) years.

6.           Compensation of the Employee Upon Termination.  Subject to the provisions of Section 6.8, the Employee shall be entitled to receive the amount specified upon the termination events designated below:

6.1            Death. If the Employee’s employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Employee for that purpose in a notice filed with the Company, or, if no such person will have been so designated, to his estate, in a lump sum within thirty (30) days following the Termination Date, the amount of:

(a)           the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable,

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plus

(b)           the unpaid Bonus Level Amount, if any, with respect to the last full year during which the Employee was employed by the Company determined as follows:

(i)           If the Employee was employed for the entire previous year but the Termination Date occurred prior to the Board finally determining the Bonus Level Amount for the preceding year, then the Company’s performance will be deemed to have been such that the Employee would have been awarded 100% of his Bonus Level Percentage for that year (the “Deemed Full Year Bonus Amount”);

or

(ii)          If the Employee was employed for the entire previous year and the Board had already finally determined the Bonus Level Amount for the preceding year by the Termination Date but the Company had not yet paid the Employee his Bonus Level Amount, then the Bonus Level Amount will be that Bonus Level Amount determined by the Board (the “Actual Full Year Bonus Amount”);

plus

(iii)         an amount representing a deemed bonus for the fiscal year in which the Termination Date occurs, which is equal to the Bonus Level Amount that would be received by the Employee if the Company’s performance for the year is deemed to be at the level entitling the Employee  to 100% of his Bonus Level Percentage and then multiplying the Bonus Level Amount resulting from applying 100% of his Bonus Level Percentage by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Deemed Pro Rata Bonus Amount”);

plus

(c)           any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement.

Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

Notwithstanding any other provision of this Agreement, on Employee’s death, all granted but unvested Units, Restricted Units or Unit Options shall immediately vest and any related restrictions shall be waived.

6.2            Disability.  In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive his Base Salary in effect immediately prior to the Termination Date and participate in applicable employee benefit plans

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or programs of the Company (on an equivalent basis to those employee benefit plans or programs provided under Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any Company disability policy or program funded by the Company, and the Company shall pay the Employee the following amounts in a lump sum within thirty (30) days following the Termination Date:  the sum of (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date,  plus (b) either the (i) unpaid Actual Full Year Bonus Amount, if any, or (ii) the Deemed Full Year Bonus Amount, if applicable, plus (c) the Employee’s Deemed Pro Rata Bonus Amount, plus (d) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

Notwithstanding any other provision of this Agreement, on Employee’s Termination on account of Disability, all granted but unvested Units, Restricted Units or Unit Options shall immediately vest and any related restrictions shall be waived.

6.3            By the Company for Cause or the Employee Without Good Reason.  If the Employee’s employment is terminated by the Company for Cause, or if the Employee terminates his employment other than for Good Reason, the Employee will receive (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable in a lump sum within thirty (30) days following the Termination Date, and (b) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement, payable in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company, and any payments or benefits required to be made or provided under applicable law. Notwithstanding anything in this Agreement to the contrary, no bonus will be paid to the Employee for a termination of his employment under this Section 6.3.

6.4            By the Employee for Good Reason or the Company Without Cause.

(a)           Severance Benefits on Non-Change of Control Termination.  Subject to the provisions of Section 6.4(b) and Section 6.4(d), if prior to the date that precedes a Change of Control by at least six (6) months, or more than two (2) years after the occurrence of a Change of Control (as defined below) the Company terminates the Employee’s employment without Cause, or the Employee terminates his employment for Good Reason, then the Employee will be entitled to the following benefits (the “Severance Benefits”) payable in a lump sum within thirty (30) days following the Termination Date:

(i)           an amount equal to (A) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, plus (B) either (x) the unpaid Actual Full Year Bonus Amount, if any, or (y) the Deemed Full Year Bonus Amount, if applicable, plus (C) the Employee’s Deemed Pro Rata Bonus Amount,

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if any, plus (D) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement;

plus

(ii)          with respect to any termination event described in this paragraph (a) of Section 6.4, a single lump sum equal to two times the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the Termination Date, payable within thirty (30) days of the Termination Date.

(iii)         In addition, the Company will pay the “Company’s portion” (as set defined below) of the Employee’s COBRA continuation coverage (the “COBRA Coverage”) for the duration of the “maximum required period” as such period is set forth under COBRA and the applicable regulations.  Following such period, the Company shall permit the Employee (including his spouse and dependents) to (A) continue to participate in the Company’s group health plan if permitted under such plan, (B) convert the Company’s group health plan to an individual policy, or (C) obtain other similar coverage, in each case for up to an additional six (6) months after the expiration of the “maximum required period” by the Employee paying one-hundred percent of the premiums for medical, dental and/or vision coverage on an after-tax basis (“Medical Benefits”).  Notwithstanding the foregoing, the benefits described in this Section 6.4(a)(iii) may be discontinued by the Company prior to the end of the period provided in this subsection (iii) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

(iv)         Following the end of the COBRA “maximum required period” provided under the Company’s group health plan (the “Benefit Measurement Date”), the Company shall, as a separate obligation, reimburse the Employee for any medical premium expenses incurred to purchase the Medical Benefits under the preceding Section 6.4(a)(iii), but only to the extent such expenses constitute the “Company’s portion” of the premiums for continued Medical Benefits (which amount shall be referred to herein as the “Medical Reimbursement”).

The “Company’s portion” of COBRA Coverage and of premiums for any continuing Medical Benefits shall be the difference between one hundred percent of the COBRA Coverage or Medical Benefits premium, as the case may be, and the dollar amount of medical premium expenses paid for the same type or types of Company medical benefits by a similarly situated employee on the Termination Date.

The premiums available for Medical Reimbursement under Section 6.4(a)(iv) in any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and all Medical Reimbursements under this paragraph will be paid to the Employee

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within thirty (30) days following the Company’s receipt of a premium payment for Medical Benefits.

(v)          All of Employee’s granted but unvested Units, Restricted Units or Unit Options shall immediately vest and any related restrictions shall be waived.

(b)           Change of Control Benefits. Subject to the provisions of Section 6.4(d), if a Change of Control has occurred and the Employee’s employment was terminated by the Company without Cause, or by the Employee for Good Reason as defined in Section 5.3(d), during the period beginning six (6) months prior to the Change of Control and ending two (2) years following the Change of Control (an “Eligible Termination”), then in lieu of the Severance Benefits under Section 6.4(a), the Employee will be entitled to benefits (the “Change of Control Benefits”) with respect to an Eligible Termination, as follows:

(i)           Amounts identical to those set forth in Sections 6.4(a)(i) and (a)(ii) except that the amount described in Section 6.4(a)(ii) will be equal to three(3) times the sum of (A) the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the Termination Date plus (B) the highest Annual Bonus that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control, payable in a single lump sum within thirty (30) days following the Termination Date; provided, however, that if the Termination Date preceded the Change of Control, then the Change of Control Benefits will be payable within the later of thirty (30) days following the Termination Date and thirty (30) days following the Change of Control;

(ii)          The Company will pay the same COBRA Coverage described in Section 6.4(a)(iii), except that the term of the Medical Benefits following the Benefit Measurement Date, with respect to both the Employee’s right to participate in a health insurance policy as set forth in Section 6.4(a)(iii) and the Company’s Medical Reimbursement obligation as set forth in Section 6.4(a)(iv), shall be eighteen (18) months instead of six (6) months.  Notwithstanding the foregoing, the benefits described in this Section 6.4(b)(ii) may be discontinued by the Company prior to the end of the period provided in this subsection (ii) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

(iii)         All of Employee’s granted but unvested Units, Restricted Units or Unit Options shall immediately vest and any related restrictions shall be waived.

The foregoing notwithstanding, if the Termination Date preceded the Change of Control, the amount of Severance Benefits to which the Employee will be entitled will be the difference between the Severance Benefits already paid to the Employee, if any, under Section 6.4(a) and the Severance Benefits to be paid under this Section 6.4(b).

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(c)           Definition of Change of Control. For purposes of this Agreement, a “Change of Control” will mean the first to occur of:

(i)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of Linn Energy (the “Outstanding Linn Energy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Linn Energy entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 6.4 (c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Linn Energy, (2) any acquisition by Linn Energy, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Linn Energy or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 6.4(c)(iii)(A), Section 6.4(c)(iii)(B) or Section 6.4(c)(iii)(C);

(ii)          Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Linn Energy’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

(iii)         Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Linn Energy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Linn Energy, or the acquisition of assets or equity interests of another entity by Linn Energy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Linn Energy or all or substantially all of Linn Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their

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ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Linn Energy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)         Consummation of a complete liquidation or dissolution of Linn Energy.

(d)           Conditions to Receipt of Severance Benefits.

(i)           Release. As a condition to receiving any Severance Benefits or Change of Control Benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b), the Employee will execute a release (the “Release”), which will include an affirmation of the restrictive covenants set forth in Section 7 and a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement, any claim to vested benefits under an employee benefit plan, any claim arising after the execution of the Release or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company. The Company will provide the Release to the Employee for signature within ten (10) days after the Termination Date.  If the Company has provided the Release to the Employee for signature within ten (10) days after the Termination Date and if the Employee fails or otherwise refuses to execute the Release within a reasonable time after the Company has provided the Release to the Employee, and, in all events no later than sixty (60) days after the Termination Date and prior to the date on which such benefits are to be first paid to him, the Employee will not be entitled to any Severance Benefits or Change of Control Benefits, as the case may be, or any other benefits provided under this Agreement and the Company will have no further obligations with respect to the provision of those benefits except as may be required by law. Such Release shall be void ab initio, if Company thereafter

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fails to fully and timely pay all compensation and benefits due to Employee under this Agreement.

(ii)           Limitation on Benefits. If, following a termination of employment that gives the Employee a right to the payment of Severance Benefits under Section 6.4(a) or Section 6.4(b), the Employee violates in any material respect any of the covenants in Section 7 or as otherwise set forth in the Release, the Employee will have no further right or claim to any payments or other benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b) from and after the date on which the Employee engages in such activities and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.

6.5            Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account the Employee’s income will exclude any and all Severance Benefits and Change of Control Benefits provided under this Agreement.

6.6            Exclusive Severance Benefits. The Severance Benefits payable under Section 6.4(a) or the Change of Control Benefits payable under Section 6.4(b), if they become applicable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

6.7            Additional Payments By the Company. Notwithstanding anything in this Agreement to the contrary:

(a)           if any payment or benefit received or to be received by the Employee in connection with a Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any other entity whose actions result in a Change of Control or any entity affiliated with the Company) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (including any similar state or local tax and any related interest or penalties, “Excise Tax”), the Employee will be paid an additional payment in an amount such that, after the Employee’s payment of all taxes on or otherwise as a result of the additional payment (including any Excise Tax, income tax, related interest or penalties and effect of any disallowed deductions), the Employee retains an amount of the additional payment equal to the Excise Tax. All determinations required to be made under this Section 6.7(a), including as to any underlying assumptions, will be made by an accounting firm selected by the Company and reasonably acceptable to the Employee. The accounting firm will provide the Employee and the Company with its determination of the additional payment, if any, that is due with respect to any payment or benefit (together with reasonably detailed supporting schedules) within fifteen (15) business days after they receive notice from the Employee that the payment has been made or benefit provided, or at such earlier

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time as the Company may request. If the Employee reasonably requests and the accounting firm determines that no Excise Tax is payable, the accounting firm will provide the Employee with a written opinion, in form and substance reasonably satisfactory to the Employee, that the Employee is not required to pay any Excise Tax and the Employee’s not reporting any Excise Tax on his applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Company will bear all fees and expenses of the accounting firm, including any costs of retaining experts.

(b)           in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, Linn Energy or the Company, as the case may be, will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code; or

(c)           in the event that any benefits payable or otherwise provided under this Agreement would be subject to penalty and interest under Section 409A of this Code, then Company shall provide for the payment of, or otherwise reimburse the Employee for, an amount equal to such penalty and interest, and any related taxes, fees or penalties thereon.

Any payment or reimbursement of an Excise Tax or other tax or penalty pursuant to this provision shall be made no later than the end of the Employee’s taxable year next following the taxable year in which the related Excise Tax or other tax or penalty is remitted to the Internal Revenue Service or any other applicable taxing authority.  If Employee contests any such Excise Tax or other tax or penalty and receives a refund of any amount paid by the Company hereunder, Employee shall promptly pay such refund to the Company.

6.8            Timing of Payments by the Company.  Notwithstanding anything in this Agreement to the contrary, in the event that the Employee is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code shall not commence being paid or made available to the Employee until after six (6) months from the Termination Date that constitutes a separation from service within the meaning of Code Section 409A.

7.           Restrictive Covenants.

7.1            Confidential Information. The Employee hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Employee or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates. The Employee further

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acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company, Linn Energy or their direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company, Linn Energy or their direct or indirect subsidiaries, whether oral or in written form. The Employee agrees that all Confidential Information is and will remain the property of the Company, Linn Energy or their direct or indirect subsidiaries, as the case may be.  The Employee further agrees, except for disclosures occurring in the good faith performance of his duties for the Company, Linn Energy or their direct or indirect subsidiaries, during the Employment Term, the Employee will hold in the strictest confidence all Confidential Information, and will not, both during the Employment Term and for a period of five (5) years after the Termination Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company, Linn Energy or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information.  The Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by the Employee or his agent or other representative or becomes available to the Employee on a non-confidential basis from a source other than the Company, Linn Energy or their direct or indirect subsidiaries. Further, the Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company or Linn Energy; provided, however, that if and when such a disclosure is required by law, the Employee promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

7.2            Return of Property.  Employee agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Company, Linn Energy or their direct or indirect subsidiaries, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company, Linn Energy or their direct or indirect subsidiaries and all copies thereof and therefrom; provided, however, that the Employee will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Employee’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement, copies of the LTIP Form of Executive Restrictive Unit Grant Agreement, copies of the LTIP, copies of the LTIP Summary and

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Prospectus, and copies of the Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC.

7.3            Non-Compete Obligations.

(a)           Non-Compete Obligations During Employment Term. The Employee agrees that during the Employment Term:

(i)           the Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; provided that the foregoing shall not be deemed to restrain the participation by the Employee’s spouse in any capacity set forth above in any business or activity engaged in any such activity and provided further that Linn Energy or the Company may, in good faith, take such reasonable action with respect to the Employee’s performance of his duties, responsibilities and authorities as set forth in Sections 1.1 and 1.2 of this Agreement as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from or out of the participation by Employee’s spouse in any such competitive business or activity; and

(ii)          all investments made by the Employee (whether in his own name or in the name of any family members or other nominees or made by the Employee’s controlled affiliates), which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company; and the Employee will not (directly or indirectly through any family members or other persons), and will not permit any of his controlled affiliates to: (A) invest or otherwise participate alongside the Company or its direct or indirect subsidiaries in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its direct or indirect subsidiaries ultimately participates in such business or activity, in either case, except through the Company. Notwithstanding the foregoing, nothing in this Section 7.3 shall be deemed to prohibit the Employee or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Employee has no active role with respect to any investment by such fund in any entity.

(b)          Non-Compete Obligations After Termination Date. The Employee agrees that the Employee will not engage or participate in any manner, whether directly or indirectly, through any family member or other person or as an employee, employer,

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consultant, agent principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity during the one (1) year period following the Termination Date, in any business or activity which is in direct competition with the business of the Company or its direct or indirect subsidiaries in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Company or its direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Company or its direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six (6) month period following such Termination Date; provided that, this Section 7.3(b) will not preclude the Employee from making investments in securities of oil and gas companies which are registered on a national stock exchange, if (A) the aggregate amount owned by the Employee and all family members and affiliates does not exceed five percent (5%) of such company’s outstanding securities, and (B) the aggregate amount invested in such investments by the Employee and all family members and affiliates after the date hereof does not exceed $500,000.

Notwithstanding the foregoing, nothing in this Section 7.3 shall be deemed to restrain the participation by Employee’s spouse in any capacity set forth above in any business or activity described above.

(c)           Not Applicable Following Change of Control Termination. The Employee will not be subject to the covenants contained in Section 7.3(b) and such covenants will not be enforceable against the Employee from and after the date of an Eligible Termination if such Eligible Termination occurs within six (6) months before or two (2) years after a Change of Control.

7.4            Non-Solicitation

(a)           Non-Solicitation Other than Following a Change of Control Termination. During the Employment Term and for a period of one (1) year after the Termination Date, the Employee will not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), (i) intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (ii) using Confidential Information, solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any client or customer of the Company or its direct or indirect subsidiaries in direct competition with the Company.

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(b)           Not Applicable Following Change of Control Termination. The Employee will not be subject to the covenants contained in Section 7.4(a) and such covenants will not be enforceable against the Employee from and after the date of an Eligible Termination if such Eligible Termination occurs within six (6) months before or two (2) years following a Change of Control.

7.5            Assignment of Developments. The Employee assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of the Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by the Employee during the Employment Term, or originated by any third party and brought to the attention of the Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of the Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Employee discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (a) occurs in the course of the Employee’s employment with the Company, or (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (c) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company or its direct or indirect subsidiaries.

7.6            Injunctive Relief.  The Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

7.7            Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be

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deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

7.8            Forfeiture Provision.

(a)           Detrimental Activities. If the Employee engages in any activity that violates any covenant or restriction contained in this Section 7, in addition to any other remedy the Company may have at law or in equity, (i) the Employee will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, (ii) all unexercised Unit options, restricted Units and other forms of equity compensation held by or credited to the Employee will terminate effective as of the date on which the Employee engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements, and (iii) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one (1) year prior to the date on which the Employee engages in that activity may be rescinded within one (1) year after the first date that a majority of the members of the Board first became aware that the Employee engaged in that activity. In the event of any such rescission, the Employee will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required.

(b)           Right of Setoff. The Employee consents to a deduction from any amounts the Company owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Employee by the Company), to the extent of the amounts the Employee owes the Company under Section 7.8(a) (above). Whether or not the Company elects to make any setoff in whole or in part, if the Company does not recover by means of setoff the full amount the Employee owes, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company. In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (i) the date the Employee engages in the prohibited activity and (ii) the applicable date of exercise, payment or delivery.

(c)           Forfeiture by Company. In the event that Company fails to timely and fully pay to Employee all Severance Benefits or Change of Control Benefits due under this Agreement, then Company shall forfeit all right to enforce this Article 7.

8.           Miscellaneous.

8.1            Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the

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parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.  The Company shall obtain from any successor or other person or entity acquiring a majority of the Company’s assets or Units a written agreement to perform all terms of this Agreement.

8.2            Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

8.3            Entire Agreement.  This Agreement together with any attendant or ancillary documents, specifically including, but not limited to, (a) all documents referenced in this Agreement, (b) the written policies and procedures of the Company, (c) the Company’s LTIP, (d) each Company LTIP Executive Option Agreement to which the Employee is party, (e) each Company LTIP Executive Restricted Unit Agreement to which the Employee is party, and (f) the Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC, as amended, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof; provided, however, that if there is a conflict between any of the terms in this Agreement and the terms in any LTIP Executive Option Agreement to which the Employee is party, any LTIP Executive Restricted Unit Agreement to which the Employee is party, or any other award agreement between the Company and the Employee pursuant to the LTIP, the terms of this Agreement shall govern.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 8.3.

8.4            Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

8.5            Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)           Disputes. In the event of any dispute, controversy or claim between the Company and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and the Employee agree and consent to the personal jurisdiction of the state and local courts of Harris County, Texas and/or the United States District Court for the Southern District of Texas, Houston Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be

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served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Employee at his last known address as reflected in the Company’s records.

(b)           Waiver of Right to Jury Trial.

THE COMPANY AND  THE EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

(i)           Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

(ii)          Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

(iii)         Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

8.6            Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

8.7            Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

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to the Company:

Attn: Senior Vice President and General Counsel
Linn Energy, LLC.
JPMorgan Chase Tower
600Travis Suite 5100 Houston, Texas  77002

to the Employee:

Mark E. Ellis
98 Trinity Oaks Circle
The Woodlands, TX  77381

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

8.8            Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

8.9            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8.10           Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

8.11           Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

8.12           Capacity; No Conflicts. The Employee represents and warrants to the Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms. Michael

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C. Linn warrants and represents that he has actual authority to enter into this Agreement as the authorized act of the indicated entities.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LINN OPERATING, INC.

By: /s/ Michael C. Linn
Name: Michael C. Linn
Title: Chairman and Chief Executive Officer

EMPLOYEE
/s/ Mark E. Ellis
Mark E. Ellis

For the limited purposes set forth herein:

LINN ENERGY, LLC

By: /s/ Michael C. Linn
Name: Michael C. Linn
Title: Chairman and Chief Executive Officer

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